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                                     LEASE
                                (BUILD TO SUIT)

This Lease is made this 1st day of September , 1995 between Parkway Properties, an Alabama General Partership, ("Landlord") whose address is 1900 Golf Road, Suite B, Huntsville, Al. 35802, and Nichols Research Corporation, ("Tenant") whose address is 1910 Nichols Drive, Huntsville, Al., who agree as follows:

1. PREMISES

1.1 DESCRIPTION OF PREMISES: Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the following, hereinafter referred to as the "Premises":

a. the real property located in the City of Huntsvllle, County of Madison, State of Alabama, more particularly described in Exhibit A attached hereto;

b. the building containing approximately 40,000 square feet of interior ground floor area, and other improvements on the above-referenced real property, all as described in and to be constructed in accordance with Exhibit B attached hereto; and

c. a parking area to be located on or adjacent to the above-described real property, containing spaces for at least N/A automobiles.

1.2 CONDITION OF PREMISES: As of the commencement of the Term, as defined in Paragraph 2.1, the Premises shall be in good condition.

1.3 ACCEPTANCE OF PREMISES: Landlord shall notify Tenant when the building and other improvements that are a part of the Premises have been substantially completed. Within ten days after receipt of such notice (whether or not Tenant is then in possession of the Premises), Tenant shall deliver to Landlord a list of items that Tenant deems it necessary that Landlord complete or correct in order for the Premises to be acceptable. Landlord shall immediately commence to complete or correct the items, except those that it reasonably contends are not justified.

1.4 ACCESS: Tenant shall have full and unimpaired access to the Premises at all times.

2. TERM

2.1 TERM: The Term of this Lease shall commence ten days after Tenant's written acceptance of the Premises, or on the day Tenant occupies the Premises, whichever is the earlier, and shall continue for a period of 5 years thereafter. Said Term shall be subject to extension pursuant to any agreement of the parties or any option hereinafter set forth. A memorandum acknowledging the date of commencement of said Term shall be executed promptly thereafter by the parties hereto.

2.2 EARLY ENTRY: At any time prior to the commencement of the Term hereof, Tenant, at its risk, may enter upon and store on the Premises as it may elect; provided, however, that such entry and storage shall not interfere with any construction to be undertaken on the Premises, and the same shall not be construed as an acceptance of the Premises by Tenant or as a waiver of any of the provisions hereof.
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2.3 COMPLETION AND DELIVERY:

(a) Landlord agrees to complete the construction of the improvements to the Premises and deliver possession to Tenant on or before N/A, provided, however, that the time within which Landlord is to complete the improvements shall be extended for a period equal to the period of any delay encountered by Landlord in the work of construction because of fire, earthquake, or other acts of God, acts of the public enemy, riot, insurrection, governmental regulations of the sale of materials and supplies or the transportation thereof, or strikes directly affecting Landlord's work of construction, or shortages of material or labor resulting directly from governmental controls or diversions. In any event, however, it is expressly agreed that the time within which Landlord is required by this Lease to complete the construction of the improvements to the Premises and deliver possession to Tenant shall not be extended beyond N/A.

(b) The improvements shall be deemed complete on the date when the same shall be completed in substantial conformity with the plans and specifications approved by the parties hereto, and Landlord shall have furnished Tenant the architect's certificate of said completion and certificate of occupancy or the equivalent, if required by any public authority.

(c) Delivery of the Premises to Tenant shall be deemed to take place upon completion thereof unless Landlord withholds possession thereof or obstructs Tenant's entry therein, in which case delivery shall be deemed to take place when unobstructed entry and possession of the Premises are tendered to Tenant subject to the terms of this Lease.

2.4 FAILURE TO COMPLETE CONSTRUCTION: Should Landlord fail to so complete and deliver the Premises to Tenant on or before the date set forth in the first sentence of Paragraph 2.3, this Lease shall terminate at the written election of Tenant. However, acceptance by Tenant of the Premises after said date shall constitute a revival of this Lease in accordance with all the terms hereof.

2.5 OPTION TO EXTEND: Tenant shall have the option to extend the Term on all the provisions contained in this Lease, except for rent, for N/A year periods following expiration of the initial term, by giving written notice of exercise of this option to Landlord at least sixty days before the expiration of the initial Term. The rent for the extended Term shall be as set forth in Article 3.

2.6 HOLDING OVER: In the event Tenant so notifies Landlord in writing at least sixty days before the expiration of the initial Term; Tenant shall have the right to hold over on the Premises for a period not to exceed three months, on the same terms and conditions as set forth herein.

3. RENT

Tenant shall pay to Landlord, as rent, the sum of $35,000.00 per month in advance on the first day of each month, commenclng on the date the term commences, and continuing during the term. Monthly rent for the first month or portion of it shall be paid on the day the term commences. Rent for any partial month shall be prorated at the rate of l/30th of the monthly rent for each day. All rent shall be paid to Landlord at the address to which notices to Landlord are given, as specified in Paragraph 17 hereinbelow. In the event that this Lease is extended pursuant to the option set forth in Paragraph 2.5 hereinabove, the rent for the first N/A option term shall be the sum of N/A per month. The rent for the second N/A option term shall be the sum of N/A per month.
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4. TAXES

4.1 Tenant shall pay all ad valorem, real and personal property, taxes levied and assessed against the premises which become due and payable during the term hereof.

4.2 Tenant shall pay any public improvement assessment levied and assessed against the premises during the term hereof.

4.3 Tenant shall be responsible for and shall pay any penalty or delinquency fee which shall become payable by virtue of Tenant's failure to pay or tardiness in paying the taxes and assessments described in sections 4.1 and 4.2.

5. USE OF PREMISES

The Premises shall be used as offices, for sales or services, for warehousing, or for any other lawful purpose.

6. MAINTENANCE AND REPAIRS

6.1 Tenant shall, at its own cost and expense, maintain the leased premises throughout the term. Tenant shall be responsible for all repairs, renovation, replacements and maintenance with the sole exception of those described in section 6.2 next following. The rental paid, as specified in section 3 above, shall be net to Landlord, free of any and all costs and expenses incurred in maintaining the premises in good condition.

6.2 Landlord agrees, at its sole cost and expense, to repair any defects in any improvements erected by Landlord upon the Premises arising from defective design, labor or material, and to remedy and correct any violation of federal, state, or local laws, rules or regulations arising out of or relating to the construction of the improvements on the Premises. Neither Tenant's acceptance of the Premises nor Tenant's entry into possession thereof, nor payments of any monthly installments of rent, nor Tenant's performance of any of the other provisions or conditions hereof, shall relieve Landlord of such responsibility.

7. ALTERATIONS, FIXTURES AND PERSONAL PROPERTY

7.1 ALTERATIONS: Tenant, from time to time at its expense, may make such alterations, improvements, repairs and additions to and upon the Premises, and install therein such fixtures, equipment, furniture and property, as it may consider advisable for the conduct of its business. Tenant will not, without the prior written consent of Landlord, make or suffer to be made any alterations, improvements or additions which will affect the structural portions of the Premises. Tenant shall not be obligated at the expiration of this Lease to remove, alter or change any alterations, improvements, repairs or additions, or to restore the Premises to their prior condition, provided that the structural strength of the building has not been adversely affected thereby.

7.2 FIXTURES AND PERSONAL PROPERTY: All fixtures, equipment, furniture and personal property installed by or at the expense of Tenant shall remain the property of Tenant. Upon termination of this Lease Tenant may, but shall not be obligated to, remove any or all such fixtures, equipment, furniture and personal property installed by or at the expense of Tenant, as it may elect. Tenant shall repair any damage caused by such removal.

8. UTILITIES AND SERVICES
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8.1 Tenant shall pay for all heat, air conditioning, light, water and other public utility services used by Tenant in the Premises.

8.2 Landlord represents and warrants that the Premises will be fully equipped with heating and air conditioning equipment and facilities adequate to maintain a comfortable temperature therein at all times for the conduct by Tenant of its business. The Premises shall also be equipped with all plumbing equipment, electrical facilites and lighting fixtures and equipment required for the conduct by Tenant of its business in the Premises, and as required by all applicable laws, ordinances, rules, regulations, covenants, conditions and restrictions.

8.3 Landlord shall not be liable for failure to furnish utilities or services to the Premises when the failure results from causes beyond Landlord's reasonable control, but in case of such failure Landlord will take all steps to restore the interrupted utilites or services as soon as practicable.

9. INDEMNIFICATION

Tenant shall defend, indemnify, and hold harmless the Landlord from all claims arising out of any injury or damage to any person or property resulting from the negligence or intentional acts of Tenant, or any agent or employee of Tenant. Landlord shall defend, indemnify, and hold harmless the Tenant from all claims arising out of any injury or damage to any person or property resulting from the negligence or intentional acts of Landlord, or any agent or employee of Landlord (including contractors, subcontractors, or other parties employed in connection with construction of or on the Premises).

10. INSURANCE

10.1 Tenant at its cost shall maintain public liability and property damage insurance with liability and property damage limits of not less than $500,000.00 per occurrence, insuring against all liability of Tenant and its authorized representatives arising out of and in connection with Tenant's use or occupancy of the Premises.

10.2 Tenant at its cost shall maintain on the building, and other improvements of the Premises, a policy of standard fire and extended coverage insurance, with vandalism and malicious mischief endorsements, to the extent of full replacement value. The insurance policy shall be issued in the names of Landlord and Tenant, as their interests appear, and shall provide that any proceeds shall be made payable to Landlord.

10.3 All the insurance required under this Lease shall:

(1) Be issued by insurance companies authorized to do business in the state in which the Premises are located; and

(2) Contain an endorsement requiring thirty (30) days' written notice from the insurance company to both parties before cancellation or change in the coverage, scope, or amount of any policy.

10.4 A certificate of insurance for each policy shall be deposited with the Landlord at the commencement of the term, and, if the policy is renewed, not less than ten (10) days before expiration of the term of the policy.

10.5 The rental paid, as specified in section 3, above, shall be net to Landlord, free of any and all costs and expenses incurred in maintaining the insurance coverage described above.
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11. DAMAGE OR DESTRUCTION

If, at any time after the execution hereof, the Premises shall be destroyed or damaged in whole or in part by fire, the elements, or any other cause whatsoever, Tenant shall give written notice thereof to Landlord within ten days after such damage or destruction. Landlord, at its expenses, shall immediately proceed to restore or rebuild the Premises to their condition existing immediately prior to such casualty, and shall have the right to use, in connection with such rebuilding or restoring, all proceeds of insurance paid by reason of such casualty. Rental payable by Tenant hereunder shall be entirely abated during any time during which the Premises are completely unusable, and shall be equitably adjusted during any time during which the Premises are partly unusable as a result of such casualty. Tenant shall have the right to extend the Term of this lease (or any extended Term during which such casualty may occur) by a period equal to the period during which the Premises are completely unusable by Tenant by reason of such casualty. Tenant's election to extend the Term shall be made by written notice to the Landlord within thirty days of completion of rebuilding or restoration. The rebuilding or restoration shall be completed within a reasonable time, taking into consideration the extent and nature of the damage or destruction; provided, however, that in the event that for any reason the Premises have not been restored or rebuilt (to their condition existing immediately prior to the casualty) within thirty days after written notice by Tenant to Landlord of such casualty, then Tenant shall have the right at its option to terminate this Lease upon written notice to Landlord.

12. CONDEMNATION

If all or any part of the Premises is taken or transferred as a result of condemnation proceedings, threatened or filed, either party hereto may terminate this Lease by providing written notice thereof to the other party, which notice shall be effective thirty days after the date of mailing.

13. ASSIGNMENT

Tenant shall not voluntarily assign its interest in this Lease or in the Premises without first obtaining Landlord's written consent. Tenant shall have the right to sublease all or any portion of the Premises, provided, however, that in such event Tenant shall remain liable to Landlord under all of the provisions of this Lease.

14. DEFAULT

14.1 TENANT'S DEFAULT - DEFINITION: The occurrence of any of the following shall constitute a default by Tenant:

(a) Failure to pay rent when due, if the failure continues for twenty days after written notice thereof is given by Landlord to Tenant.

(b) Failure to perform any other provision of this Lease, if the failure to perform is not cured within thirty days after written notice thereof is given by Landlord to Tenant. If the default cannot reasonably be cured within thirty days, Tenant shall not be in default within the thirty day period and dilingently continues to cure the default. Notices given under this paragraph shall specify the alleged default and the applicable Lease provisions, and shall demand that Tenant remedy the default within the applicable period of time, or quit the Premises.
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14.2 TENANT'S DEFAULT - REMEDIES: In the event of a default by Tenant, Landlord shall be entitled to any and all remedies provided under applicable law, including interest on unpaid rent at the rate of ten percent per annum from the date due until paid.

14.3 LANDLORD'S DEFAULT - DEFINITION: Landlord shall be in default of this Lease if its fails or refuses to perform any provision of this Lease that it is obligated to perform, if such failure or refusal is not cured within thirty days after written notice thereof is given by Tenant to Landlord. If the default cannot reasonably be cured within thirty days, Landlord shall not be in default of this Lease if Landlord commences to cure the default within the thirty day period and diligently continues to cure the default.

14.4 LANDLORD'S DEFAULT - REMEDIES: Tenant, at any time after Landlord commits a default, may cure the default at Landlord's expense. If Tenant at any time, by reason of Landlord's default, pays any sum or does any act that requires the payment of any sum, the sum paid by Tenant shall be due immediately from Landlord to Tenant at the time the sum is paid, and shall bear interest at the rate of ten percent per annum from the date the sum is due until Tenant is reimbursed by Landlord. If Landlord fails to reimburse Tenant as required by this paragraph, Tenant shall have the right to withhold from future rent due the sums owed Tenant, until Tenant is reimbursed in full for the sum and interest on same.

15. SIGNS

Tenant at its cost shall have the right to place, construct, and maintain exterior signs on the Premises.

16. SUBORDINATION.

This Lease is and shall be prior to any encumbrance now of record and any encumbrance recorded after the date of this Lease affecting the Premises. If, however, a lender requires that this Lease be subordinate to any such encumbrance, this Lease shall be subordinate to any such encumbrance if Landlord first obtains from the lender a written agreement that provides substantially the following:

"As long as Tenant performs its obligations under this Lease, no foreclosure of, deed given in lieu of foreclosure of, or sale under the encumbrance, and no steps or procedures taken under the encumbrance, shall affect Tenant's rights under this Lease."

17. NOTICES

Any written notice, demand, request, consent, approval or communication that either party desires to give or is required to give to the other party shall be either served personally or sent by prepaid, first-class mail, and shall be addressed to the other party at the address set forth in the introductory paragraph of this Lease. Either party may change its address by notifying the other party in writing of the change of address. Notices shall be deemed communicated forty-eight hours from the time of mailing if mailed as provided in this paragraph. Notices to Landlord shall be to the attention of Paula Stotts. Notices to Tenant shall be to the attention of Allen Dillard.

18. ATTORNEYS' FEES

18.1 If either party becomes a party to any litigation concerning this Lease or the Premises, by reason of any act or omission of the other party or its
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authorized representatives, and not by any act or omission of the party that becomes a party to that litigation or any act or omission of its authorized representatives, the party that causes the other party to become involved in the litigation shall be liable to that party for reasonable attorneys' fees and court costs incurred by it in the litigation.

18.2 If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys' fees and costs of suit.

19. SURRENDER OF PREMISES

On expiration or termination of the Term hereof, Tenant shall surrender to Landlord the Premises in good condition (except for ordinary wear and tear, and except for alterations, additions, or improvements which Tenant has the right to remove under the provisions of this Lease).

20. MISCELLANEOUS PROVISIONS

20.1 Landlord covenants and warrants that it has lawful title and right to make this lease, that it will maintain Tenant in full and exclusive possession of the Premises, and that if Tenant shall pay the rent and perform all the agreements, covenants, and conditions required by this Lease to be performed by it, Tenant may freely, peaceably, and quietly occupy and enjoy the Premises without interference or hindrance, lawful or unlawful, of any person whomsoever.

20.2 Time is of the essence of each provision of this Lease.

20.3 Whenever consent or approval of either party is required or allowed, that party shall not unreasonably withhold such consent or approval.

20.4 This Lease shall be binding on and inure to the benefit of the parties, their successors, and assignees.

20.5 Each party represents that it has not had dealings with any real estate broker, finder, or other person, in any manner with respect to this Lease. Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any broker, finder, or other person, with whom the other party has or purportedly has dealt.

20.6 This Lease shall be construed and interpreted in accordance with the laws of the state wherein the Premises are located.

20.7 This Lease contains all the agreements of the parties and cannot be amended or modified except by a written agreement.

20.8 The captions of this Lease shall have no effect on the interpretation of this Lease.

20.9 The unenforceability, invalidity, or illegality of any provision herein shall not render the other provisions unenforceable, invalid or illegal.
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Executed as of the day and year set forth above.

LANDLORD:                                        TENANT:


R.J. Latham                                      Allen E. Dillard
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R.J. Latham                                      Allen E. Dillard
General Partner                                  Chief Financial Officer